UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 27, 2005

Hines Real Estate Investment Trust, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

333-108780	20-0138854
(Commission File Number)	(IRS Employer Identification No.)

2800 Post Oak Boulevard, Suite 5000, Houston, Texas	77056-6118
(Address of Principal Executive Offices)	(Zip Code)

(888) 220-6121
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     The compensation committee of the Board of Directors (the “Board”) of Hines Real Estate Investment Trust, Inc. (the “Company”), has approved the changes described below to the compensation plan for the independent directors. These changes became effective on May 27, 2005.

     The Company pays independent directors a $2,000 fee for each meeting of the Board (or any committee thereof) attended in person. Prior to the amendment, if more than one Board or committee meeting were held on the same day, the Company would pay an aggregate of $2,000 for all meetings held on that day. Under the revised compensation plan, if a committee meeting is held on the same day as a meeting of the Board, each independent director will receive $1,000 for each committee meeting attended in person on such day, subject to a maximum of $2,000 for all committee meetings attended in person on such day. In addition, the fee for board or committee meetings attended via teleconference has been increased from $500 per conference call to $500 for conference calls lasting one hour or less and $1,000 for conference calls lasting more than one hour. Finally, the Company will pay the following new annual retainers to the Chairpersons of its board committees:

•	$7,500 to the Chairperson of the conflicts committee of the Board;

•	$6,000 to the Chairperson of the audit committee of the Board;

•	$3,000 to the Chairperson of the compensation committee of the Board; and

•	$3,000 to the Chairperson of the nominating and corporate governance committee of the Board.

     In addition to the changes described above, the compensation plan continues to provide for:

•	an annual equity award to independent directors of 1,000 restricted common shares;

•	the payment of a $30,000 annual retainer to each independent director; and

•	reimbursement of all reasonable out-of-pocket expenses incurred by all directors in connection with the attendance of board or committee meetings.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HINES REAL ESTATE INVESTMENT TRUST, INC.
June 1, 2005	By:	/s/ Sherri W. Schugart
Sherri W. Schugart
Chief Financial Officer